Exhibit 10.1

UNLOADING, STORING, WEIGHING AND LOADING

SERVICES CONTRACT

THIS UNLOADING, STORING, WEIGHING AND LOADING SERVICES CONTRACT, dated the 27 day of September 2013 (the “Contract”) is made by and between:

(1)

CORPORACION NAVIOS SOCIEDAD ANONIMA which has its corporate head office and principal place of business at Zona Franca Aguada Park, in Paraguay 2141, of 1603, Montevideo, Uruguay (hereinafter referred to as “Navios”); and

(2)	VALE INTERNATIONAL SA which has its corporate head office and principal place of business at Route de Pallatex, Saint Prex, 1162, Switzerland (hereinafter referred to as “Vale”).

Navios and Vale shall be collectively referred to as the “Parties” and individually as a “Party.

WHEREAS:

A.

Navios own and operate an existing port terminal in the Free Zone in the region of Nueva Palmira Free Zone, Uruguay, under licence granted by the Government of Uruguay (the “Port Terminal”). The Port Terminal shall provide appropriate facilities for the unloading, storing, weighing and loading of bulk materials for transhipment from river barges on to ocean vessels (the “Services”).

B.

Vale seek Services in the Rio de la Plata area for the unloading, storing, weighing and loading of iron ore (including sinter feed) and/or manganese (hereinafter referred to as “Cargo”) in bulk originating from Corumba, Brazil and any other iron ore and/or manganese mines that Vale may nominate (hereinafter referred to as “Mines”).

C.

Navios are willing to provide the required Services for the unloading, storing, weighing and loading of Cargo to Vale by expanding the Port Terminal. Further details of the expansion are set out in Annexure 1 to this Contract. The facilities at the expanded Port Terminal for the unloading, storing, weighing and loading of Cargo are hereinafter referred to as the “New Facility”.

D.	Navios have agreed to provide and Vale have agreed to accept the Services at the New Facility on the terms set out in this Contract.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS SET FORTH HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.	Definitions and Interpretation

1.1	Definitions:

The following words and expressions shall (unless otherwise required by the context) have the meanings respectively assigned to them below:

“Affiliate”: A company or entity that directly or indirectly controls, is controlled by or is related by shareholdings to a Party.

“Additional Storage Tariff” as defined in Clause 6.1 (e).

“Barge Handling Tariff” as defined in Clause 6.1 (c).

“Barge Loading Locations” as defined in Clause 10.1.

“Basic Tariff” as defined in Clause 6.1.(a).

“Cargo” as defined in Recital B.

“Certificate to Proceed” as defined in Clause 3.1.

“Commencement Certificate” as defined in Clause 4.3.

“Commencement Date” as defined in Clause 2.2.

“Condition Subsequent” as defined in Clause 3.1.

“Confidential Information” as defined in Clause 19.1.

“Contract Term” as defined in Clause 2.2.

“Contract Year” or “Year of Contract” as defined in Clause 8.1.

“Dedicated Unloading Pier” means the pier to be built in accordance with Clause 4.2, adjacent to the existing pier of the Terminal, which will be used for transhipment of Cargo on a priority basis.

“Designated Maintenance Time” as defined in Clause 5.11.

“Effective Date” as defined in Clause 2.1.

“Excess Quantity” as defined in Clause 8.9.

“Force Majeure Event” as defined in Clause 15.1.

“IMS Index” as defined in Clause 6.3.

“MGQ Compensation” as defined in Clause 8.5.

“Mines” as defined in Recital B.

“Minimum Guaranteed Quantity” as defined in Clause 8.1.

“Navios”: as defined in the Preamble.

“New Facility” as defined in Recital C.

“Port Terminal” as defined in Recital A.

“Reduced Barge Handling Tariff” as defined in Clause 6.1 (d).

“Reduced Basic Tariff” as defined in Clause 6.1 (b).

“Services” as defined in Recital A.

“Shortfall” as defined in Clause 8.10.

“Tariff” as defined in Clause 6.1.

“Tariff Adjustment Formula” as defined in Clause 6.2.

“Terminating Party” as defined in Clause 14.1.

“Transhipped Quantities” as defined in Clause 8.3.

“Vale” as defined in the Preamble.

1.2	Interpretation:

(a)

The descriptive headings of clauses are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content thereof and shall not be used to interpret the provisions of this Contract;

(b)

The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Contract to any person or persons or circumstances except as the context otherwise permits;

(c)	References to the word “agreed” shall be construed as being agreed between the Parties hereto;

(d)	The Annexures to this Contract form an integral part of this Contract and will be in full force and effect as though they were expressly set out in the body of the Contract;

(e)

Reference to any legislation or law or to any provision thereof, unless the context or the meaning thereof suggests the contrary, shall include references to any such law as it may, after the date hereof, from time to time, be amended, supplemented or re-enacted, and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;

(f)	The terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Contract; and

(g)	The recitals shall constitute an integral and operative part of this Contract.

2.	Effective Date and Term

2.1	This Contract shall become effective on the date of signing (the “Effective Date”).

2.2

The period for the performance of the Services under this Contract shall be twenty (20) calendar years (the “Contract Term”) from the completion of the construction and commissioning of the New Facility and the commencement of the Services at the New Facility (the “Commencement Date”). Such Commencement Date shall be declared by Navios in the Commencement Certificate (as defined below), following the commencement of the Services at the New Facility, in accordance with Clause 4.3.

2.3	The Contract Term shall be extended by a period equal to the duration of any Force Majeure Event (as defined below) properly declared in accordance with Clause 15.

2.4

The Contract Term may be extended by an additional period of ten (10) years if the Parties so mutually agree. Not later than one (1) calendar year prior to the expiry of the initial twenty (20) year period the Parties shall hold negotiations to discuss such possible extension.

3.	Condition Subsequent

3.1

It shall be a condition subsequent to the continued operation and effectiveness of this Contract (the “Condition Subsequent”) that by no later than one (1) calendar year as from the Effective Date Navios shall have issued a certificate (the “Certificate to Proceed”) confirming that they have been able to:

(a)

conclude terms and conditions acceptable to Navios with (i) suitable financiers to finance the construction of the New Facility, and (ii) with suitable contractors and suppliers for the construction of the New Facility in accordance with the terms of this Contract; and

(b)	obtain all governmental permissions, permits, licenses and approvals required to commence the construction of the New Facility.

3.2

The period set forth in Clause 3.1. may be extended by Navios for an extra period of one (1) calendar year to cover potential delays in the commencement of construction of the New Facility (including obtainment of needed permits, licenses and/or approvals). If the Condition Subsequent has not been satisfied within two (2) calendar years from the Effective Date, this Contract shall be automatically cancelled and deemed to be of no (or no further) force and effect, without any liability or compensation of any nature whatsoever to either Party.

4.	The New Facility

4.1.

Navios agree to design, finance, construct, commission, operate and maintain the New Facility as further described in Annexure 1 to this Contract. The New Facility will be designed to be capable of providing the Services for up to five million (5,000,000) tons of Cargo per annum. The New Facility shall be designed to have the potential to double its capacity, subject to further expansion and further terms to be mutually agreed between the Parties. Notwithstanding the foregoing, it is the parties’ intention that the Services be provided for transhipping six million (6,000,000) tons of Cargo per annum.

4.2

Without prejudice to Clause 3, the design, construction and commissioning of the New Facility shall be completed within twenty four (24) calendar months from the commencement of construction of the New Facility; provided that such period shall be extended as a consequence of the occurrence of any of the following events that causes an extension of time under the New Facility construction agreement such as: (i) variations to the technical specifications (either proposed by the constructor or Navios), (ii) force majeure events such as adverse weather, civil commotion, terrorism, general strikes, unforeseeable shortages in the availability of personnel or supplies, epidemic or governmental actions; (iii) changes in statutory requirements that impact the development of the design or construction and delays intervention disruptions caused by any relevant authority; (iv) delays resulting from failure of contractor to comply with obligations under the construction agreement; (v) delays in the supply of materials and goods by third parties; governmental decisions; and any other event timely agreed between Vale and Navios. The commencement of the construction of the New Facility shall take place within three (3) calendar months from the date of issuance of the Certificate to Proceed.

4.3

Upon the construction and commissioning of the New Facility being completed, and the commencement of Services at the New Facility, Navios shall issue the commencement certificate to Vale confirming the same (the “Commencement Certificate”). The twenty (20) year Contract Term shall commence upon the date of issuance of such certificate. The New Facility will be able to accommodate ocean vessels up to the dimensions described in Annexure 1, and will consist of a system of dolphins for berthing and mooring the ocean vessels and for supporting the ship loading equipment.

4.4	Navios guarantee a water depth of thirty four (34) feet fresh water at zero tide for ocean vessels at the dedicated loading berth and its immediate approaches at the New Facility.

4.5

Vale will be entitled to inspect the New Facility during its construction. Vale shall give reasonable written notice in advance of any such inspection(s). The number of attending inspector(s) shall be appropriate in the circumstances and shall not interfere with the on-going construction and works at the New Facility and the operations of the existing Port Terminal.

5.	The Transhipment Services

5.1

Navios shall provide the Services to Vale for up to five (5) million tons of Cargo per year through the operation of the New Facility, on a non-exclusive basis. Navios may utilise the New Facility to provide services for other customers, provided that Navios are always able to tranship five million (5,000,000) tons of Cargo for Vale within each Year of Contract and provided that for any quantity in excess of five million (5,000,000) tons and up to six million (6,000,000) tons within any Contract Year, Vale shall have a first refusal for the use of the New Facility. If Vale are unable to provide five million (5,000,000) tons of Cargo within any Contract Year, Navios may utilise New Facility to provide services for other customers for the shortfall quantity without further reference to Vale.

5.2

Barges loaded with Cargo shall be moored by Vale and the respective barge owner(s) at the New Facility’s dedicated mooring area (where space is available) or at such other locations near the New Facility that are agreed between the Parties. The mooring of the laden barges shall be the exclusive responsibility of Vale and the respective barge owner(s).

5.3

Navios shall provide a dedicated push boat or push boats to push the laden barges from the mooring locations to the required locations for discharge, and to return the barges to the agreed mooring locations after the barges have been unloaded.

5.4

The barge discharge operations shall take place either at the New Facility’s Dedicated Unloading Pier or by way of direct transhipment to ocean vessels or at such other locations as may be agreed from time to time. The New Facility’s dedicated unloading pier shall have sufficient equipment to enable properly equipped and manned barges to moor and shift alongside the New Facility’s dedicated unloading pier.

5.5	Cargo landed at the New Facility’s dedicated unloading pier may be stored ashore in open air stock piles. The stock piles at the New Facility shall have a maximum capacity of 600,000 tons.

5.6

Where the Cargo is stored in the stock piles, it shall be so stored for a maximum period of forty five (45) days from the date of unloading from each barge. Where the Cargo is stored for a longer period, this shall be subject to an additional charge in accordance with Clause 6.1 (e), to be adjusted in accordance with the same formula as described in Clause 6.3.

5.7	The loading of ocean vessels will be performed using ship loaders. Provided the ocean vessels are of standard bulk carrier design, the ship loaders will be able to service all ship holds.

5.8

Ocean vessels and barges will be loaded and discharged whenever possible on a “first come first served” basis, as explained in the publication titled “Guidelines for Establishing Berthing Priority at the Navios Terminal in Nueva Palmira”, a copy of which has been provided to Vale and receipt of which is hereby acknowledged by Vale. Such Guidelines (as they may be amended from time to time) are to be considered as fully incorporated into the terms of this Contract.

5.9

For the loading of ocean vessels and the discharging of barges, the New Facility shall operate on a “customary quick dispatch” (CQD) basis. Navios shall schedule sufficient labor resources and facilities as may be required for 24 hours per day.

5.10

Navios reserve the right not to perform any operations on any one or more of the following days: January 1st, May 1st, July 18th, August 25th, and December 25th, or their legal equivalent; only 12 hours on December 24st and only 12 hours on December 31st.

5.11

Navios shall be entitled to 24 running hours per calendar month of designated maintenance time (hereinafter “Designated Maintenance Time”) to ensure that the New Facility remains in adequate condition to perform under this Contract. The Designated Maintenance Time shall accrue at the end of each complete calendar month from the Commencement Date. To the extent that Navios do not use the Designated Maintenance Time allowed in any given month, it shall be added to the accrued unused Designated Maintenance Time and can be used by Navios at any time during the Contract Term subject to Navios giving Vale 5 (five) days’ notice of any time required for maintenance pursuant to this Clause. Without guarantee, Navios shall endeavor to schedule any maintenance conducted in accordance with this Clause so as to cause the least disruption to the tentative vessel nomination plan. In any event, such usage of unused Designated Maintenance Time shall not exceed a continuous period of 48 (forty eight) hours each time, unless Vale has given prior approval in writing (such approval not to be unreasonably withheld) for any additional time.

5.12

The average loading rate of ocean vessels from the dedicated shore facilities (and not applicable to cargo loaded from barges) shall be approximately 40,000 metric tons per day; and the average discharge rate from barges via shore cranes shall be approximately up to 2,000 (two thousand) tons per hour combined nominal unloading capacity depending upon the final specifications of the crane to be installed at the New Facility. In both cases, such average loading and discharging rates shall be subject to the following:

(a)	The other terms of this Contract, including but not limited to Clauses 5.8 to 5.11 above.

(b)	The ocean vessels and barges being fully capable of receiving and discharging cargo at the specified rates.

(c)	An allowance of plus or minus 10% for “approximately”.

(d)	Always excluding severe rain or weather delays that prevent normal operations in the New Facility; or Force Majeure Events as defined below.

6.	Tariffs

6.1	For the Services rendered by Navios to Vale as set forth in this Contract, Vale shall pay Navios the following fees (each a “Tariff” and collectively the “Tariffs”):

(a)	A basic Tariff for the Services of United States Dollars (US$) 9.10 per metric ton (the “Basic Tariff”) for the first five million (5,000,000) tons of Cargo transhipped in each Contract Year.

(b)

A reduced basic Tariff for the Services of United States Dollars (US$) 4.60 per metric ton (the “Reduced Basic Tariff”) for any ton(s) of Cargo transhipped in excess of five million (5,000,000) up to six million (6,000,000) tons in any Contract Year.

(c)

An additional Tariff for handling of barges from the mooring locations to the discharge locations, and return to the mooring locations, of United States Dollars (US$) 0.80 per metric ton (the “Barge Handling Tariff”) for the first four million (4.000.000) tons of Cargo in any Contract Year.

(d)

A reduced additional Tariff for handling of barges from the mooring locations to the discharge locations, and return to the mooring locations, of United States Dollars (US$) 0.70 per metric ton (the “Reduced Barge Handling Tariff”) for any ton(s) of Cargo in excess of four million (4,000,000) tons up to six million (6,000,000) tons in any Contract Year.

(e)

An additional Tariff for storage in stock piles for more than forty five (45) days, of United States Dollars (US$) 0.20 per metric ton per day (the “Additional Storage Tariff”). The storage days shall be counted based on the concept “first in first out” (FIFO). This Tariff will not apply during the period between April 1st to September 30th, of each Year of Contract and during any periods of Force Majeure properly declared by Navios in accordance with Clause 15.

6.2

The Tariffs have been calculated as of 1st January, 2013, and shall be increased annually according to the formula set out below (the “Tariff Adjustment Formula”), commencing on 1st January, 2014, and each year thereafter.

6.3	The Tariff Adjustment Formula shall be as follows:

(a)

Seventy five percent (75%) of each Tariff will be increased by the rate of annual inflation in the United States of America as recorded in the Consumer Price Index plus 2% during each Contract Year; and

(b)

The remaining twenty five percent (25%) of each Tariff will be increased by the rate of annual salary inflation in Uruguay as recorded in the IMS Index on 1st January of each Contract Year, and further adjusted for any variation in the US Dollar to UY peso exchange rate since 1st January of the previous year.

For these purposes, the “IMS Index” shall be the “IMS—Salarios y Compensaciones—Sector Privado, según División CIIU 3. Base Julio 2008 = 100 Período diciembre 2002—al último dato disponible, Instituto Nacional de Estadistica, Republica Oriental del Uruguay” index (as the same may be amended from time to time) or its replacement if such index shall cease to be published.

The Tariff Adjustment is expressed in the following formula:

Tariff t =Tariff t-1 *0.75* (1+CPIt-1 + 0.02)+ Tariff t-1 *0.25* (IMS t /IMS t-1)* (Dt-1/Dt)

where:

D = cost of one dollar in UY pesos

t = The adjustment year

t-1 = The previous year

IMS t = IMS Index value corresponding to one month prior to the month in which the adjustment is due in year t.

IMS t-1 = IMS Index value corresponding to one month prior to the month that the adjustment was due in the previous year, year t-1.

CPIt-1: Percent change of Consumer Price Index (CPI) for all Urban Consumers (CPI-U), U.S. City Average, twelve months ended December Year t-1 as published by the Bureau of Labor Statistics of the U.S. Department of Labor.

6.4

Not later than three (3) months prior to the end of the 3rd Contract Year, and at three (3) year intervals thereafter, the Parties will discuss whether the Tariff Adjustment Formula described in Clause 6.3. (b) should be reviewed to assess whether the adjustments made pursuant to such Clause reasonably reflect the increases in operational costs incurred by Navios, provided that if the Parties fail to reach an agreement in that respect, the terms of Clause 6.3 (b) shall remain in full force and effect for the remainder of the Contract Term (as may be extended under the terms of this Contract).

6.5

After a fifteen (15) year period of the Contract Term (as may be extended under the terms of this Contract), the Parties acting reasonably will discuss whether the Tariffs should be reduced once all CAPEX have been recovered, and after taking into consideration past and future investment, operational and improvement costs incurred or to be incurred in respect of the New Facility; provided that in the event that the Parties fail to reach an agreement in that respect, the terms of the Contract shall remain in full force and effect for the remainder of the Contract Term.

7.	Payment Terms

7.1

After each cargo loading, Navios shall issue an invoice to Vale for the Basic and Additional Tariffs to be paid in respect of the cargo transhipped and loaded based upon the actual quantities recorded in the bill of lading issued by the ocean vessel. Whenever requested by Navios, Vale will provide all necessary details for proper invoicing.

7.2	Vale shall pay the amount due within fifteen (15) banking days from receipt of such invoice(s).

7.3	Where an invoice is not paid within the agreed period, Vale will pay a late payment compensation calculated at the rate of 0.5% per week or part thereof for as long as Vale remain in default.

7.4	All payments shall be made in United States Dollars free of bank charges whatsoever by wire transfer to such bank account nominated by Navios from time to time.

7.5

All payments made under this Contract shall be made without deduction, set off or counter claim. Any taxes or levies on payments to be made under this Contract shall be for the account of the Party making such payment.

8.	Minimum Guaranteed Quantity

8.1

Vale guarantee to Navios that they will tranship through the New Facility and pay the agreed Tariffs described in Clauses 6.1. (a) and (c) thereon a minimum quantity of four million (4,000,000) metric tons of Cargo (the “Minimum Guaranteed Quantity”) for each and every Contract Year, subject to adjustment as provided for in Clause 8.2 below. The 1st Contract Year shall commence six calendar months after the Commencement Date until December 31st of the said year, the 2nd Contract Year shall commence on January 1st until December 31st of the subsequent year, and so forth (each a “Contract Year” or a “Year of Contract”). Any periods of Force Majeure properly declared in accordance with Clause 15 shall be added to the Contract Term and to the period of the last Contract Year.

8.2	There shall be a pro rata adjustment in the Minimum Guaranteed Quantity for the first and last Contract Years where the number of days in such Contract Years is less than 365 days.

Where cargo transhipment operations have not been able to take place at the New Facility and/or Vale has been unable to supply Cargo due to Force Majeure Event(s) properly declared in accordance with Clause 15, the obligation of transhipment and payment of the Minimum Guaranteed Quantity under this Contract shall be suspended for the duration of such Force Majeure Event and there shall be a pro rata adjustment in the Minimum Guaranteed Quantity relating to said Year of Contract.

The overall Contract Term shall be extended by the period that the performance of the Contract was prevented or delayed by the occurrence of the Force Majeure Event, such that Vale shall comply with their obligation to tranship and pay Tariff upon the Minimum Guaranteed Quantity over the full Contract Term.

8.3

The cargo quantities recorded in bills of lading issued by the ocean vessels shall be used for the purposes of calculating the quantity of Cargo transhipped through the New Facility (the “Transhipped Quantities”). For the purposes of such calculations, all cargoes transhipped on behalf of Vale and/or its nominated Affiliates will be taken into account.

8.4

The Parties agree that, in the event of Vale wholly or partly failing to tranship through the New Facility and pay the agreed Tariffs on the Minimum Guaranteed Quantity in any Contract Year, subject to Clause 8.2, it is difficult and impracticable to ascertain the amount of actual loss and damage sustained by Navios and, therefore, it is agreed that Vale shall pay to Navios as liquidated damages a lump sum amount calculated in accordance with Clause 8.5 below. Navios and Vale further agree that the payment of such liquidated damages represents reasonable compensation for the loss incurred by Navios due to Vale’s failure to comply with its obligation to tranship and pay the Tariffs upon the Minimum Guaranteed Quantity.

8.5

Subject to Clause 8.2, where the Transhipped Quantities are less than the Minimum Guaranteed Quantity during a Contract Year, the liquidated damages to be paid by Vale to Navios shall be the accrued shortfall in metric tons multiplied by the aggregate of the Basic Tariff and the Barge Handling Tariff, as applicable to the relevant Contract Year (the “MGQ Compensation”).

8.6	The MGQ Compensation shall be calculated and paid twice per annum during each Contract Year as follows:

(a)

Where the Transhipped Quantities during the first six (6) months of a Contract Year are less than two million (2,000,000) metric tons (such amount subject to a pro rata adjustment for (1) the first and last Contract Years and/or (2) any periods of Force Majeure during the first six months of a Contract Year properly declared in accordance with Clause 15, Vale shall make a payment on account calculated by multiplying the accrued shortfall by the aggregate of the Basic Tariff and the Barge Handling Tariff, as applicable to the relevant Contract Year.

(b)

Where the Transhipped Quantities for a Contract Year are less than four million (4,000,000) metric tons (such amount subject to a pro rata adjustment for (1) the first and last Contract Years and/or (2) any periods of Force Majeure during the Contract Year properly declared in accordance with Clause 15, the MGQ Compensation for that Contract Year shall be the accrued shortfall in metric tons over the Contract Year multiplied by the aggregate of the Basic Tariff and the Barge Handling Tariff, as applicable to the relevant Contract Year less any payment on account made under sub-clause (a) above.

8.7	Navios shall issue invoices to Vale for any MGQ Compensation payable in accordance with Clause 7. Vale shall pay the amount due within fifteen (15) banking days from receipt of such invoice(s).

8.8

Where a payment on account in respect of MGQ Compensation made in accordance with Clause 8.6(a) exceeds the MGQ Compensation payable in respect of that Contract Year, such overpayment shall be reimbursed by Navios to Vale. Such reimbursement shall be made by Navios within fifteen (15) banking days from receipt of Vale’s invoice.

8.9

Where Vale have paid MGQ Compensation to Navios in respect of a Contract Year and in the next Contract Year the quantity of Cargo transhipped exceeds four million (4,000,000) metric tons, the following discounts shall be applied to the aggregate Tariffs to be charged in respect of such excess quantity (the “Excess Quantity”):

(a) Where the Excess Quantity is less or equal to one million (1,000,000) metric tons, US$1.50 per metric ton on each ton of Excess Quantity; and

(b) Where the Excess Quantity is more than one million (1,000,000) metric tons, US$1.50 per metric ton on each ton of Excess Quantity up to one million tons and US$4.50 per metric ton on each ton in excess thereof; provided that the discounts set forth in this Clause shall not be applied cumulatively with the discounts described in Clause 8.10 below.

8.10

If in any Contract Year, the Minimum Guaranteed Quantity of Cargo cannot be transhipped by Vale through the New Facility due to proven wilful misconduct or gross negligence of Navios, the resulting shortfall quantity in the Minimum Guaranteed Quantity of the said Year of Contract (the “Shortfall”) shall be carried forward to the subsequent two (2) Years of Contract; and the Tariffs corresponding to said subsequent Years of Contract will be as follows: (i) up to four million (4,000,000) tons, U$S 9.10, as Basic Tariff and U$S 0.80 as Barge Handling Tariff; (ii) in excess of four million (4.000.000) tons and up to the Shortfall, U$S 4.60, as Basic Tariff and U$S 0.70 as Barge Handling Tariff; both as adjusted in accordance with Clauses 6.2 and 6.3 above. Notwithstanding the foregoing, if during the said subsequent Years of Contract, the Minimum Guaranteed Quantity of Cargo still cannot be transhipped due to proven wilful misconduct or gross negligence of Navios, then the following Year of Contract Navios shall pay, as liquidated damages, an amount of U$S 4.60 per metric ton equivalent to the Shortfall and Navios and Vale further agree that the payment of such liquidated damages represents reasonable compensation for the loss incurred by Vale due to Navios’ failure to comply with its obligation to tranship as described herein above. Therefore, once the deduction has been paid under this Clause, it shall not be carried forward to subsequent Contract Years

8.11

For the avoidance of doubt, in the event that either Party fails to meet its respective obligations with regard to the Minimum Guaranteed Quantity, its liabilities for such failure shall be as set out in this Clause 8 and the provisions of Clause 13.2 shall otherwise apply.

9.	Ocean Vessels

9.1	Vale shall nominate ocean vessels suitable in all respects for loading Cargo at the New Facility. Each ocean vessel nominated for loading shall comply with the following requirements:

(a)	Single deck geared or gearless bulk carriers classed 100A1 Lloyd’s Register or equivalent;

(b)	No tweendeckers;

(c)	Maximum length overall of 275 metres;

(d)	Maximum beam of 45 metres;

(e)	Maximum moulded depth 24 meters.

9.2	Vale shall procure that all nominated ocean vessels will perform the following functions at no cost to Navios, any time day or night, Sundays and holidays included:

(a)	Passing and receiving mooring lines;

(b)	Opening and closing of hatches;

(c)	Shifting fore and aft alongside the dock under own power so as to permit efficient positioning of the vessel at the time of berthing;

(d)	Allowing and providing shore side labor safe access aboard the vessel for loading and ancillary purposes;

(e)	The ship’s Master and/or Chief Officer to be available to develop, monitor and co-ordinate an efficient loading plan;

(f)	Loading or discharging clean water ballast as appropriate consistent with efficient cargo operations.

9.3

Vale shall nominate each performing ocean vessel to Navios no later than ten (10) days prior to the ship’s estimated time of arrival (“ETA”) at Nueva Palmira, where it is practicable to do so, and shall update the nominated ship’s ETA every day thereafter. All costs and consequences resulting from Vale’s failure to nominate an ocean vessel at least ten (10) days prior to arrival or to provide updated ETAs shall be borne solely by Vale.

9.4

Vale shall procure that, after arriving at the anchorage off Nueva Palmira, the ocean vessels shall issue a notice of readiness to Navios and shall be given berthing priority in accordance with the “Guidelines for Establishing Berthing Priority at the Navios Terminal in Nueva Palmira”. If for any reason an arrived ocean vessel leaves the anchorage, including performing operations at another terminal, such vessel shall lose its berthing priority.

10.	Barges

10.1

Upon departure of the river barge fleet from the upriver loading location(s) (the “Barge Loading Locations”), Vale will advise Navios of the estimated time of arrival of the barge fleet at the New Facility.

10.2	All barges used by Vale shall be hopper barges of an appropriate type and size for discharge operations at the New Facility and built in accordance with Hidrovía Paraguay- Paraná regulations.

10.3

The barges shall be in all respects ready to be discharged and to receive grabs on arrival at the New Facility’s dedicated unloading pier or upon coming alongside the ocean vessel for direct transhipment.

11.	ISPS Compliance

Vale shall ensure that all ocean vessels, barges, and tugs/pushers arriving at the New Facility and their respective crews or drivers do not cause or contribute to a violation of Navios´ legal duties under the International Ship and Port Safety Code (ISPS Code) as incorporated into the laws of the República Oriental del Uruguay.

12.	Cargo Documentation and Insurance

12.1

Vale shall be exclusively responsible for the provision of all required documents relating to the Cargo, including certificates of origin and value. Where appropriate, such documents shall record the words “EN TRANSITO VIA ZONA FRANCA DE NUEVA PALMIRA A CARGO DE CORPORACION NAVIOS SOCIEDAD ANONIMA”.

12.2

The title and risk of the Cargo transhipped, handled, stored and/or loaded at the New Facility shall always remain with Vale. Vale shall, at its cost, take appropriate insurance cover to insure the risk of loss or damage to the Cargo, with a non-recourse clause in favour of Navios whereby such insurers shall agree in the policies to waive all rights of subrogation against Navios, except when the claims indemnified were caused by (i) an act committed by an employee or representatives of Navios, before condemned of an offense against the property, since that fact was known by Navios and/or (ii) bad conservation of equipment employed for providing the Services in a manner substantially against the standards of the industry. Navios shall have no responsibility whatsoever for insuring the cargo or for any loss or damage to the Cargo, whether in contract, tort, for breach of statutory duty, or otherwise.

13.	Liabilities

13.1

Subject to the provisions of this Clause and this Contract, each Party shall forthwith on demand indemnify the other Party against any claim, loss, liability or damage which such Party shall incur or suffer as a consequence of any breach by the other Party of this Contract (including but not limited to any claim, loss, liability or damage such Party may incur to a third party).

13.2	Notwithstanding the provision above, the Parties shall not be liable whether in contract, tort (including negligence) strict liability or otherwise, for:

(a)	loss of anticipated profits or revenues; or

(b)	consequential and/or indirect losses or damages,

of any nature arising at any time from any cause whatsoever. This Clause 13.2 shall apply notwithstanding any other provision in this Contract.

14.	Termination

14.1

Either Party (the “Terminating Party”) may immediately terminate this Contract by giving written notice to the other Party, and the other Party shall be deemed to be in default of this Contract and liable to pay compensation to the Terminating Party in accordance with this Contract, if:

(a)

the other Party commits a material breach of any of its obligations under this Contract and, if the breach is capable of remedy, the Party in breach fails to remedy it within one hundred and eighty (180) days after being given a written notice advising it of the breach and requiring it to be remedied, except with respect to item (g), in which case, Navios will be entitled to remedy the breach within eight (8) months after being given written notice by Vale;

(b)

an administrative receiver, receiver or manager is appointed over a substantial part of the assets or undertaking of the other Party or any other executory steps are taken to enforce any encumbrance or security interest over a substantial part of the assets or undertaking of the other Party;

(c)	the other Party assigns or transfers any of its obligations under this Contract in breach of Clause 18 of this Contract without the approval of the Terminating Party;

(d)

the other Party goes into liquidation or is declared, either by resolution or by order of any court of competent jurisdiction, to be insolvent or bankrupt or files a voluntary petition for re-organization and/or rehabilitation, or seeks an arrangement with its creditors generally;

(e)	anything analogous to any of the foregoing under the law of any jurisdiction occurs in relation to the other Party;

(f)	the other Party completely ceases to carry on all business activity;

(g)

if, within a period of two consecutive Contract Years the average performance rates for loading of ocean vessels and discharge from barges are less than 50% of the average loading and discharging rates described in Clause 5.12, then Vale will be entitled to terminate this Contract, but only after having given written notice and after having allowed Navios a remedy period of eight (8) months as described in Clause 14.1 (a);

(h)	if the construction and the commissioning of the New Facility is not completed by December 31st, 2018; or

(i)	if Vale International SA ceases to be the wholly owned subsidiary of Vale S.A.

14.2

For the purposes of this Clause 14, a breach shall be considered capable of remedy if the Party in breach can comply with the obligation in question in all respects other than as to the time of performance (provided that the time of performance is not of the essence).

14.3	The rights to terminate this Contract given by this Clause 14 shall not prejudice any other right or remedy of either Party in respect of the breach concerned or any other breach.

14.4

This Contract may be terminated early only in accordance with it express terms and on no other grounds whatsoever. This Contract may be terminated early in accordance with it express terms and no other grounds whatsoever Termination of this Contract does not affect a Party’s vested rights and obligations at the date of Termination.

15.	Force Majeure

15.1

The Parties shall be relieved from the performance of this Contract, and shall not be liable for the failure to perform their obligations hereunder due to a Force Majeure Event (a “Force Majeure Event”). A Force Majeure Event shall mean an event beyond the control and without the fault or negligence of the affected Party and which could not have been reasonably foreseen by the affected Party, including but not limited to Acts of God (low water in the river excluded); public enemies; civil commotion; floods; war or warlike operations (whether war be declared or not); fires; sabotage; terrorism; accidents; labor disputes, strikes, lockouts or either total or partial interruption that prevents provision of Services due to duly evidenced unilateral decision of national or regional labor unions or of Navios’ employees or subcontractors; riots; epidemics; quarantine restrictions; nationalization; government sanction or restriction; embargo; seizure under legal process or the operation of international law; labor disputes, strikes, lockouts, or either total interruption or partial interruption which prevents operations at Mines nominated by Vale, railways or roads from the Mines due to either duly evidenced unilateral decision(s) of national or regional labor unions or of Vale’s employees or the employees or subcontractors of Vale affiliates, or bad weather which lasts for more than ten (10) consecutive days; or any other reason whatsoever completely beyond the control of the Parties; provided always that the said Force Majeure Event(s) shall prevent the receipt, storage and/or transshipment of Cargo at the New Facility under this Contract.

15.2

If the performance of this Contract is prevented by any such Force Majeure Event, the Party so affected shall notify the other Party thereof, in writing, by telex, electronic mail (e-mail) or facsimile, within ten (10) calendar days, on or after the commencement of such occurrence, setting forth the full particulars in connection therewith, and shall use its best endeavors to remedy such occurrence with all reasonable dispatch, and shall promptly give written notice to the other Party of the cessation of such occurrence.

15.3

The obligations of the Party giving the notice, so far as they are affected by the Force Majeure Event, shall be suspended during, but no longer than, the duration of the Force Majeure Event, and the Contract Term shall be automatically extended by a period equal to such suspension.

15.4

If a Force Majeure Event is forecast to prevail for more than three (3) months, the Parties shall agree upon the time of delivery for the quantities of Cargo still not discharged and/or stockpiled due to such Force Majeure Event, having taken into consideration the possibilities of both Parties and the expected duration of such Force Majeure Event.

16.	Representations and Warranties

16.1	Each Party hereto represents and warrants to the other Party that at the Effective Date, the Commencement Date and throughout the Contract Term that:

(i)

Each Party: (a) is duly organized, validly existing and in good standing under the laws of the place of its incorporation; (b) is duly qualified to transact business in every jurisdiction where, because of the nature of its business or property, such qualification is required; (c) has full power and authority to own its property and assets and to carry on its business as now conducted; (d) has full power to execute, deliver and perform its obligations hereunder and (e) possesses or will possess those things which are described in Clause 3.1 at the Commencement Date, as the case may be, and (f) all necessary approvals and licenses from the relevant governmental authority or as otherwise may be required in order to conclude this Contract and to perform its obligations hereunder.

(ii)

The execution and delivery of, and the performance by each Party of its obligations under this Contract: (a) are within its corporate powers; (b) have been duly authorized by all requisite corporate action; (c) do not violate any provision of law, any order of any court or other agency of government, its corporate chapter or by-laws; and (d) do not violate any indenture, Contract or other instrument to which each Party is individually a party to, or by which it is bound, or is in conflict with, results in a breach of, or constitutes (with due notice or lapse of time or both) a default under any such Contract.

(iii)

There is no action, suit or proceeding at law or in equity by or before any governmental authority now pending or, to the knowledge of each Party, threatened against or affecting each Party which, if adversely determined, would have a material adverse effect on each Party’s ability to perform its obligations under this Contract.

(iv)

This Contract represents a legal, valid and binding obligation on each Party and is enforceable against each Party, in accordance with its terms except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(v)

Vale and Navios hereby covenant and agree that until the full obligations under this Contract have been properly performed and discharged, whether now existing or arising hereafter, Vale and Navios shall:

(a)	do or cause to be done all things necessary to preserve, renew and keep in full force and affect its corporate existence;

(b)	comply with all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable governmental authority;

(c)

do or cause to be done all things necessary to maintain in full force and effect all licenses and permits and insurance that are material or necessary for the operation of its business in connection with the performance of its obligations hereunder; and

(d)

do or cause to be done all things necessary to preserve, renew and keep in full force approvals, licenses and permits from the relevant governmental authority, necessary for the performance of this Contract.

17.	Foreign Corrupt Practices Act

The Parties hereby promise that, in all of their activity in connection with this Contract and/or on behalf of each other, they will at all times comply with all applicable regulations, laws and legislation, including anti-bribery law, or anti-corruption law

18.	Assignment

18.1

The benefit of this Contract shall inure for the benefit of the Parties and their respective successors and permitted assigns. Subject to Clause 18.2, neither Party shall transfer, novate or assign this Contract or any obligations or rights arising of this Contract to third parties without the written consent of the other Party, which consent shall not be unreasonably withheld.

18.2

Navios may assign or transfer its rights under this Contract (or any document referred to in this Contract to which it is a Party) to any bank or financial institution as security for its indebtedness.

18.3	If there is an assignment or transfer of rights in accordance with Clauses 18.1 and 18.2 and written notice of such assignment or transfer has been given to the other Party, thereafter:

(a)	such other Party shall discharge its obligations under this Contract to the relevant assignee; and

(b)	the assignee may enforce this Contract as if it were named as a party to this Contract.

19.	Confidentiality

19.1

During the term of this Contract and for a period of five (5) years thereafter, the Parties shall treat all information disclosed or otherwise made available to either Party pursuant to or in the course of this Contract, whether orally or in any other manner, hereinafter referred to as “Confidential Information”, with the same degree of confidence as it treats its own confidential information of a similar nature, and neither Party shall disclose any Confidential Information to any third parties without having obtained the other Party’s prior express written permission to do so, unless specifically provided for herein below.

19.2

The obligation of confidentiality imposed upon each of the Parties pursuant to this Clause 19 shall not apply to any information: (i) that was already in the possession of the receiving party at the time of disclosure by the disclosing party, or is rightfully obtained from a source other than from the disclosing party; (ii) which at any time becomes available to the public or is or has gone into the public domain through no fault of the receiving party; (iii) which, after disclosure by the disclosing party to the recipient, is at any time lawfully obtained by the recipient from third parties who are under no confidential obligation to the disclosing party; or (iv) that is required by auditors, legal advisers, financial advisors, prospective lenders, insurers, and/or regulators; or (v) which is required by law to be disclosed by the receiving party pursuant to an order of a court or administrative body of competent jurisdiction or government agency, provided that the receiving party shall notify the disclosing party in the event the disclosing party elects to legally contest, request confidential treatment, or otherwise avoid such disclosure; or to the extent required by law or regulation, including disclosure to shareholders, bondholders and other investors as required by law or under listing or regulatory requirements.

19.3

Either of the Parties shall be entitled, without receiving the other Party’s prior written permission, to disclose to its officers, employees and contractors that are directly concerned with and have a need to evaluate or use, any technical confidential information disclosed by the other Party. Upon disclosure of such technical confidential information, any of the Parties:

i.	shall warn its respective officers, employees and contractors of the confidential and proprietary nature of such information, and the terms and conditions of this Contract; and

ii.	use all reasonable manners to safeguard and prevent unauthorized disclosure or use by such officers, employees and contractors.

20.	Notices

20.1	Any notice and other communication provided for in this Contract shall be in writing and shall be first transmitted by facsimile transmission, e-mail, registered post or courier:

If to Navios:

Address: Zona Franca Aguada Park, Paraguay 2141, Of. 1603.

Montevideo, Uruguay

C.C.:

Navios South American Logistics S.A.

Address: Av. Santa Fe 846, 2nd Floor Buenos Aires, Argentina

If to Vale:

Address: Route de Pallatex 29

1162 Saint Prex -Switzerland

20.2

All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission if transmitted by facsimile transmission or e-mail, or (ii) the expiry of seven (7) days after posting if sent by registered post, or (iii) the business date of receipt, if sent by courier.

20.3

Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Contract by giving to the other Party not less than fifteen (15) days prior written notice.

21.	Waiver, Amendments or Modifications

Any waiver, amendment or modification of any term or condition of this Contract must be in writing and signed by the Party against whom that waiver, amendment or modification is sought to be enforced. No waiver by any Party of any breach hereunder shall be deemed to be a waiver of any other breach or any subsequent breach.

22.	Severability

If any provision of this Contract or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent for any reason including by reason of any law or regulation or government policy, the remainder of this Contract and the application of such provision to persons or circumstances other than those which are held invalid or unenforceable, shall not be affected thereby, and each provision of this Contract shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Contract shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

23.	Relationship

Nothing in this Contract nor the performance by the Parties of their respective obligations thereunder shall constitute or be deemed to constitute a partnership between the Parties and any one or more other Person or confer on any Party any authority to bind the other or to contract in the name of the other or to incur any liability or obligation on behalf of the other or make it/deem the agent of the other in any way.

24.	Further Assurances

The Parties shall render necessary assistance and co-operation to each other and act in good faith and do all that is reasonably necessary to give complete legal effect to the transactions contemplated herein including but not limited to furnishing information required or necessary for compliance with statutory and regulatory requirements and executing additional documents for such purposes.

25.	Applicable Law/Dispute Resolution

25.1	This Contract and any contractual or non-contractual obligations arising out of or in connection with it shall be governed exclusively by English Law.

25.2

Any disputes arising out of or in connection with this Contract (whether of a contractual or non-contractual nature) shall be settled amicably. In case no such settlement can be reached, the matter in dispute shall be referred exclusively to arbitration in London.

25.3

Any dispute where the total amount claimed by either Party does not exceed USD 100,000.00 (one hundred thousand United States dollars) (excluding interest and costs) shall be referred to arbitration in London in accordance with the London Maritime Arbitrator’s Association (“LMAA”) Small Claims Procedure current at the time when the arbitration proceedings are commenced.

25.4

For any disputes where the total amount claimed exceeds USD 100,000.00 (one hundred thousand United States dollars) (excluding interest and costs) the matter in dispute shall be referred to arbitration in London before a panel of three arbitrators (one each to be appointed by the Parties and the third to be appointed by the two party appointed arbitrators) with the LMAA Rules in force at the commencement of the arbitration to apply.

25.5	Any award of a majority of the arbitrators shall be final and binding upon both Parties and may be entered in any court having jurisdiction.

26.	Entire Contract

This Contract is the entire Contract between the Parties with respect to the subject matter, and supersedes all prior discussions, representations, warranties, and can be amended only by a written addendum between the Parties.

27.	Counterparts

This Contract may be executed in two counterparts each of which shall be deemed to be original but shall together constitute one Contract only.

28.	Third Party Rights

No term of this Contract is intended to, or does, confer a benefit or remedy on any third party. A person, company or other legal entity who is not a party to this Contract shall not have nor acquire, whether by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, any rights in relation to this Contract.

29.	General

29.1

The headings in this Contract are included for convenience only and shall affect neither the construction nor interpretation of any provision of this Contract nor the rights or obligations of the Parties to this Contract. If any one or more of the terms, conditions or provisions in this Contract or any part thereof shall be held to be invalid, void or of no effect for any reason whatsoever, the same shall not affect the validity of the remaining terms, conditions or provisions of this Contract which shall remain and subsist in full force and effect.

29.2

No failure or delay by a Party to exercise any right or remedy provided under this Contract or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

29.3	All notices given by either party shall be in writing (cable, telex, fax, e-mail, registered or recorded mail, or by personal service) and shall be in English.

29.4

It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Contract, which shall include its Annexes. In the event of a conflict of conditions, the provisions of the Contract shall prevail over those Annexes to the extent of such conflict.

IN WITNESS WHEREOF the Parties hereto have caused this Contract to be duly executed the day and year first above written.

Signed by:

CORPORACION NAVIOS SOCIEDAD ANONIMA

Duly authorized

/s/ Claudio P. Lopez
Name: Claudio P. Lopez
Position: Chief Executive Officer

/s/ Ruben Martinez
Name: Ruben Martinez
Position: C.O.O. Port Division

Signed by:

VALE INTERNATIONAL SA

Duly authorized

/s/ Fidel Blanco
Name: Fidel Blanco
Position: Director

/s/ Mauricio Assad Neder
Name: Mauricio Assad Neder
Position: Director

Unloading, Storing, Weighing and Loading Services Contract made by and between Vale International SA and Corporacion Navios Sociedad Anonima, dated September 27, 2013.